Exhibit 10.2

TRANSITION SERVICES, SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
This TRANSITION SERVICES, SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (this “Release” or “Agreement”) is made and entered into by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and Angelee F. Bouchard (hereinafter referred to as the “Employee”).
WHEREAS, the Company and the Employee previously entered into an Amended and Restated Employment Agreement effective December 14, 2009 (the “Employment Agreement”) that currently governs the terms of the Employee’s employment with the Company.
WHEREAS, the Employee desires to resign and voluntarily terminate her employment with the Company following a Transition Period (as defined below);
WHEREAS, pursuant to the terms and conditions set forth herein, the parties desire to set forth their mutual obligations during the Transition Period and thereafter;
WHEREAS, the Company and the Employee mutually desire to terminate the employment relationship, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.	Transition Services and Separation From Service.
(a)    The Employee agrees to provide services to the Company on a transitional basis pursuant to the terms of this Agreement from the Effective Date (as defined below) until March 31, 2015 (the “Transition Period”). During the Transition Period, the Employee will continue in her current roles as Senior Vice President, General Counsel and Corporate Secretary of the Company and during such period will continue to perform the duties as set forth in Section 1.A. of the Employment Agreement. During the period that the Employee is the Senior Vice President, General Counsel and Corporate Secretary of the Company, the Employee will continue to be subject to the Company’s Executive Officer Stock Ownership Policy, as set forth in Section 8.C of the Employment Agreement.
(b)    If the Company hires a new General Counsel prior to the end of the Transition Period, the Employee agrees that her title will automatically change to Special Counsel for the remainder of the Transition Period, in which case she will be assigned, and agrees to carry out, all duties and responsibilities commensurate with such position within the Company in good faith, as determined by the new General Counsel, and to the best of her ability, including, but not limited to, assisting with an efficient transition of some or all of those duties and responsibilities her successor as requested by the Company.
(c)    During the Transition Period, the Company will allow the Employee to work from Denver, Colorado rather than the Company’s headquarters in Woodland Hills, CA.

Exhibit 10.2

(d)    Following the conclusion of the Transition Period, the Employee will be on paid time off until May 26, 2015 (the “Resignation Date” and such period, the “PTO Period”). During the PTO Period, the Employee be treated like any other employee of the Company taking PTO and, therefore, will not be required to report to work or otherwise perform any duties or provide active services to the Company during the PTO Period.
(e)    During the Transition Period and the PTO Period, the Employee shall continue to receive her base salary at her current annual rate of base salary of $527,875, which shall be paid in accordance with the Company’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding.
(f)    If the Employee remains employed through and including December 31, 2014, the Employee shall be eligible to receive an annual bonus for calendar year 2014 subject to the terms of the Management Incentive Plan (the “MIP”) based on actual performance against the applicable metrics for calendar year 2014 (the “2014 Bonus”). The 2014 Bonus, if any, will be paid to the Employee at the same time annual bonuses under the MIP are paid to other the Employees of the Company. The Employee will not be eligible for an annual bonus for calendar year 2015 under the MIP or otherwise. Additionally, if the Employee has a Separation Date (as defined below) prior to December 31, 2014, the Employee will not receive the 2014 Bonus.
(g)    During the Transition Period, the Employee shall continue to vest in any outstanding equity awards, but vesting will cease during the PTO Period. During the Transition Period and the PTO Period, the Employee shall remain eligible to participate in the Employee benefits offered by the Company in accordance with the terms of such the Employee benefit plans, including, but not limited to, the benefits set forth in Sections 7.A, 7.B, 7.C and 7.E of the Employment Agreement.
(h)    Absent a written agreement to the contrary, the Employee’s employment relationship with the Company will terminate pursuant to the terms of this Agreement upon earliest of: (i) the Resignation Date; (ii) the date the Employee voluntarily terminates employment; or (iii) the date the Company terminates the employment of the Employee, either with or without Cause (as defined in the Employment Agreement) or as a result of death or Disability (as defined in the Employment Agreement). The date on which this Agreement terminates pursuant to this Section 1(h) hereof is referred to in this Agreement as the “Separation Date”. Nothing herein shall alter the “at-will” nature of the Employee’s employment with the Company or modify the Section 9 of the Employment Agreement. Following Separation Date, the Employee shall not represent to anyone that she is an employee of the Company and shall not say or do anything purporting to bind the Company.
(i)    Except to the extent specifically amended under this Agreement, the terms of the Employment Agreement shall remain in effect, specifically including, but in no way limiting, Sections 3, 12 and 13 of the Employment Agreement.

2.	Severance and Change in Control Benefits.
(a)    The Employee acknowledges and agrees that she is not entitled to, and specifically waives any right to, the severance benefits set forth in Section 10.A. of the Employment Agreement. Notwithstanding the forgoing, if the Company terminates the Employee’s employment without

Exhibit 10.2

Cause (as defined in the Employment Agreement) prior to the conclusion of the Transition Period, the Employee will be eligible for the severance benefits set forth in Section 10.A of the Employment Agreement, subject to the terms and conditions set forth in the Employment Agreement.
(b)    If the Company consummates a Change in Control (as defined in the Employment Agreement) prior to the conclusion of the Transition Period and the Employee has not incurred a Separation Date, upon the Employee’s Separation Date, the Employee will be entitled to the severance benefits set forth in Section 10.B. of the Employment Agreement, subject to the terms and conditions set forth in the Employment Agreement. For the avoidance of doubt, if the Company consummates a Change in Control after the Transition Period, but during the PTO Period, the Employee will not be entitled to the severance benefits set forth in Section 10.B. of the Employment Agreement.
(c)    If the Employee remains employed by the Company through the conclusion of the Transition Period, and the Employee executes a release of claims in favor of the Company, in substantially the form attached to the Employment Agreement as Exhibit A, that becomes effective and irrevocable no later than thirty (30) days following the Separation Date (such deadline, the “Release Deadline”), the Company will pay the Employee a lump sum cash payment equal to two hundred and fifty thousand dollars ($250,000) at the conclusion of the Release Deadline.
(d)    The Employee acknowledges and agrees that benefits set forth in Sections 1 and 2 hereof are benefit to which the Employee is not otherwise entitled, and the Employee understands that if she does not sign this Release, or if she revokes acceptance of this Release, the Employee shall not be entitled to such benefits.
(e)    By signing below, the Employee confirms and agrees that as of the Effective Date, the Employee has been paid all compensation due the Employee as of the Effective Date by virtue of her employment, in keeping with the Company’s policy and practice.

3.	Release.
(a)    General Release. In return for the consideration set forth in Sections 1 and 2 above, the Employee, on behalf of herself, as well as the Employee’s heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, freely and voluntarily hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, the Employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers and affiliates (and each of their respective beneficiaries, successors, representatives and assigns) and all persons acting in concert with them (collectively, “Affiliates”) from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company and/or its Affiliates, including without limitation claims which may have arisen or may in the future arise in connection with any event that occurred on or before the date of the Employee’s execution of this Release.

Exhibit 10.2

These claims include but are not limited to claims arising under federal, state and local statutory or common law, including, but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq,; the California Labor Code; the California Constitution; (all as amended) claims arising out of any legal restrictions on the Company’s right to terminate its the Employees; or claims arising under state and federal whistleblower statutes to the maximum extent permitted by law. Nothing herein shall be construed to impede the Employee from communicating directly with, cooperating with or providing information to any government regulator.
(b)    Unknown Claims. The Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. The Employee makes this waiver with full knowledge of her rights and with specific intent to release both her known and unknown claims, and therefore specifically waives her rights under Section 1542 of the Civil Code of California or other similar provisions of any other applicable law (collectively, “Section 1542”), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected her settlement with the debtor.”
The Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.
(c)    Claims Not Released. This Release does not waive rights or claims under federal or state law that the Employee cannot waive by private agreement, including, but not limited to those she may have under Sections 2800 and 2802 of the California Labor Code, the Employee’s right to file a claim for unemployment benefits, worker’s compensation benefits, claims under the Fair Labor

Exhibit 10.2

Standards Act, health insurance benefits under COBRA, or claims with regards to vested benefits under a retirement plan governed by ERISA.
(d)    Review and Revocation. In accordance with the Older Workers Benefit Protection Act, the Employee acknowledges and agrees this Agreement includes a waiver and release of all claims that the Employee have or may have under the ADEA. With respect to the release of claims under the ADEA, the Employee acknowledges that:
(i)    This Agreement is written in a manner calculated to be understood by the Employee and the Employee understands it.
(ii)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Employee signs this Agreement.
(iii)    This Agreement provides for consideration in addition to anything of value to which the Employee is already entitled.
(iv)    The Employee is hereby advised to consult an attorney before signing this Agreement.
(v)    The Employee has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement prior to the expiration of the twenty-one (21) day period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney, and the Employee hereby waives the remainder of the twenty-one (21) day period.
(vi)    The Employee has the right to revoke this Agreement within seven (7) days of signing this Agreement, and this Agreement shall not be enforceable or effective until the eighth (8th) day after she signs this Agreement (the “Effective Date”).
(vii)    In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and the Employee will not be entitled to the vesting acceleration provided in Section 2 of this Agreement. If the Employee wishes to revoke this Agreement, the Employee must deliver written notice stating her intent to revoke this Agreement to Karin Mayhew, the Company’s SVP, Organization Effectiveness, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Employee signed this Agreement.

4.
No Future Actions. To the extent permitted by law, the Employee agrees that the Employee shall not encourage, cooperate in, or initiate any suit or action of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to her employment with the Company. The Employee represents that she has not, to date, initiated (or caused to be initiated) any such suit or action.

Exhibit 10.2

The Employee agrees that if she, or anyone purporting to act on his behalf or under any assignment of claims from the Employee, hereafter commences any suit arising out of, based upon, or relating to any of the claims released by the Agreement or in any manner asserts against the Company and/or its Affiliates, any of the claims released hereunder, then, to the maximum extent permitted by law, the Employee will pay to the Company and/or its Affiliates, as applicable, in addition to any other damages caused to them thereby, all attorneys’ fees incurred by the Company and/or its Affiliates, as applicable, in defending or otherwise responding to said suit or claim.
The foregoing shall not apply if the Employee is required to participate by legal process or other requirement of applicable law, provided that the Employee gives the Company notice if legal process is served on the Employee; or to any challenge by the Employee to the validity of any release herein of ADEA claims or to any to suit or action brought by the Employee to assert such a challenge.
Additionally, nothing in this Release precludes the Employee from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or the Department of Justice. However, while the Employee may file a charge, provide information, or participate in any investigation or proceeding, by signing this Release, the Employee, to the maximum extent permitted by law, waives any right to bring a lawsuit against the Company, and waives any right to any individual monetary recovery in any such proceeding or lawsuit or in any proceeding brought based on any communication by the Employee to any federal, state or local government agency or department.

5.
Cooperation with the Company. In addition, the Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Employee’s employment with the Company or its predecessors or affiliates for which the Company requests the Employee’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Employee’s other material business and personal obligations and commitments.

6.
Confidential Information. To the maximum extent permitted by law, the Employee shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any Confidential Information, trade secret or proprietary information she acquired during the course of her employment by the Company. “Confidential Information,” for purposes of this Agreement, includes any information not previously published or generally in the public domain. Confidential Information, trade secrets and proprietary information includes

Exhibit 10.2

without limitation, any technical, actuarial, economic, financial, procurement, provider, enrollee, customer, underwriting, contractual, managerial, marketing or other information of any type regarding the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain. The Employee also agrees that she shall not without the Company’s written consent by an authorized representative, directly or indirectly use the Company’s trade secret information, including but not limited to customer lists, to solicit business of any customers of the Company (other than on behalf of the Company). The Employee acknowledges and agrees that any “Invention,” including without limitation, any developments or discoveries by the Employee during the course of her employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then-current business of the Company and any original works of authority are the property of the Company and shall be used for the sole benefit of the Company. If not previously assigned to the Company, the Employee hereby assigns ownership of any and all Inventions to the Company, provided, however, that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code section 2870, which provides as follows:

“(a)
Any provision in an employment agreement which provides that an the Employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the Employee for the employer.

(b)
To the extent a provision in an employment agreement purports to require an the Employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

This provision shall supplement, but not limit or supersede any other agreement between the Employee and the Company concerning any Confidential Information or other intellectual property.

7.
No Disparagement. The Employee further agrees and acknowledges that in exchange for the consideration identified in Sections 1 and 2 above, she shall not make any disparaging comments and/or statements to anyone either orally or in writing about the Company and/or its Affiliates.

Exhibit 10.2

8.
No Admission. Nothing contained herein shall be construed as an admission of any wrongful act, including, but not limited to, violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Release.

9.
Arbitration of Disputes. If there is any dispute between the Company and the Employee over the terms or obligations under this Release, that dispute shall be resolved by binding arbitration before a single neutral arbitrator who shall be a retired judge. The arbitration shall proceed in accordance with the then-current Employment Rules of the American Arbitration Association. The judgment of the arbitrator shall be final, binding and nonappealable, and may be entered in any state or federal court having jurisdiction thereafter. The arbitrator shall be bound to apply and follow the applicable state or federal laws in reaching a decision in this matter. Any disagreement regarding whether a dispute is required to be arbitrated pursuant to this Release shall be decided by the arbitrator. The Federal Arbitration Act, 9 U.S.C. Sections 1-16, shall govern the interpretation and enforcement of this paragraph.

Notwithstanding the above paragraph, the arbitration procedure shall not prohibit the Employee or the Company from seeking injunctive relief, including without limitation, temporary or preliminary injunctive relief, through any court of competent jurisdiction if such relief is not available or is not available in a timely manner, through arbitration.

10.
Confidentiality. The Employee represents and agrees that she will keep the terms, amounts and facts of this Release completely confidential, and that she will not hereafter disclose any information concerning this Release to anyone except her immediate family, attorneys or accountants or taxing authorities, except as may be required by law. The Employee agrees that if the Employee discloses this Release to anyone in her immediate family, her attorney(s), or her accountant(s), the Employee will ensure that the individual to whom the Employee discloses the Agreement understands that she is also subject to this confidentiality provision. The Employee agrees that she is liable for any breach of this provision by his immediate family, attorney(s) or accountant(s), in the same manner and with the same consequences as if the Employee herself had breached this provision. This provision shall not apply to any information that becomes generally known as a result of disclosure by the Company.

11.
Severability. Should any part, term or provision of this Release be declared and/or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

12.
Entire Agreement/No Oral Modification. This Release, together with the Employment Agreement as modified by this Release, contains the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. There may be no modification of the terms of this Release except in writing signed by the parties hereto.

Exhibit 10.2

13.
Opportunity to Consult with Counsel. The Employee acknowledges that she has had an opportunity to consult with and be represented by counsel of the Employee’s choosing in the review of this Release, that she has been advised by the Company to do so, that the Employee is fully aware of the contents of the Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that the Employee enters into this Release freely, without duress or coercion, and based on the Employee’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

14.
Choice of Law. Except as otherwise stated herein, including, but not limited to Section 9 above,, this Release shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.
Reformation. In the event any part, term or provision herein is not enforceable including because its geographic scope, length or subject matter is determined to be excessive, then such part, term or provision shall be reformed to the minimum extent necessary to make such part, term or provision enforceable.

16.	Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

17.
Acceptance and Expiration. The Employee has up to twenty-one (21) calendar days from the date she receives this document to consider and accept the terms of this Release, but may accept it at any time within those twenty-one (21) calendar days. The Employee agrees that changes to the terms or form of this Release, whether material or immaterial do not restart the running of the twenty-one (21) day period. After twenty-one (21) calendar days have passed, this offer will expire.

[signature page follows]

Exhibit 10.2

THE EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) the Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time the Employee was given this Release, the Employee was informed in writing by the Company that: (a) the Employee had at least twenty-one (21) calendar days in which to consider whether the Employee would sign the Release; (b) the Employee was advised to consult with an attorney before signing the Release; and (c) the Employee had seven (7) calendar days to revoke this Agreement after signing it; (iii) the Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney; and (iv) the Employee executes this Release knowingly and voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

The Employee    Health Net, Inc.

By:	/s/ Angelee F. Bouchard By: /s/ Karin D. Mayhew Name: Angelee F. Bouchard Name: Karin D. Mayhew
Title:    Senior Vice President,
Organization Effectiveness

Dated: October 20, 2014        Dated: October 20, 2014

NOTE: Please return your signed waiver and release to:
Organization Effectiveness Unit
Attention: Karin Mayhew
21650 Oxnard Boulevard, Suite 2200
Woodland Hills, CA 91367